EXHIBIT 16.1
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April 30, 2004

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for GMX Resources Inc. and, under the date of April 6, 2004, except as to Note L, which is as of April 14, 2004, we reported on the consolidated financial statements of GMX Resources, Inc. as of and for the years ended December 31, 2003 and 2002. On April 29, 2004, we were dismissed as principal accountants. We have read GMX Resources Inc's statements included under Item 4 of its Form 8-K dated April 29, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with GMX Resources Inc.'s statement that the audit committee of the board of directors approved the dismissal of KPMG LLP, the statement that the engagement of Smith Carney & Co., P.C. was approved by the audit committee of the board of directors and the statement that Smith Carney & Co., P.C., was not engaged regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on GMX Resources Inc.'s consolidated financial statements, or any matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.


Very truly yours,


/s/ KPMG LLP
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KPMG LLP